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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

        We consent to the use in this Registration Statement on Form S-1 of our report dated November 30, 2005 relating to the consolidated financial statements of Murray International Metals Limited and Subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America) appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

s/s DELOITTE & TOUCHE LLP
Edinburgh, United Kingdom
November 13, 2006

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CONSENT OF INDEPENDENT AUDITORS